Exhibit 99.2

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY

1600 BROADWAY, SUITE 2200

MANAGER - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL TO SELL $125 MILLION IN SENIOR NOTES

DENVER, COLORADO – July 7, 2004 - Forest Oil Corporation (Forest) (NYSE:FST) announced today that it has agreed to sell an additional $125 million in aggregate principal amount of its 8% Senior Notes due 2011 at 107.75% priced to yield 6.66% plus accrued interest.

Forest previously issued $160 million principal amount of the 8% Senior Notes on December 7, 2001. Forest intends to use the proceeds of the offering to repurchase or repay existing indebtedness.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

July 7, 2004

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